Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 27, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Leap Wireless International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the use in this Registration Statement of our reports dated October 12, 2009 relating to the financial statements of Cricket Communications, Inc., Cricket Licensee (Reauction), LLC, and Cricket Licensee I, LLC, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Diego, California
October 15, 2009